Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements, as listed below, of Atlantic Union Bankshares Corporation and in the related Prospectuses, where applicable, of our reports dated February 26, 2026, with respect to the consolidated financial statements of Atlantic Union Bankshares Corporation and the effectiveness of internal control over financial reporting of Atlantic Union Bankshares Corporation, included in this Annual Report (Form 10-K) of Atlantic Union Bankshares Corporation for the fiscal year ended December 31, 2025.

Registration Statement Numbers	Form	Description
333-281290	Form S-3ASR	Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants, Purchase Contracts, Units
333-102012	Form S-3	Common stock
333-81199	Form S-3	Common stock
333-287459	Form S-8	Atlantic Union Bankshares Corporation 2025 Stock and Incentive Plan
333-286298	Form S-8	Sandy Spring Bancorp, Inc. 2024 Equity Plan and Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan
333-255994	Form S-8	Atlantic Union Bankshares Corporation Stock and Incentive Plan (as amended and restated effective May 4, 2021)
333-203580	Form S-8	Union Bankshares Corporation Stock and Incentive Plan (as amended and restated effective April 21, 2015)
333-193364	Form S-8	FNB Corporation 2000 Incentive Stock Plan, FNB Corporation 2006 Incentive Stock Plan, StellarOne Corporation Stock Incentive Plan and StellarOne Corporation Stock and Incentive Compensation Plan
333-175808	Form S-8	Union First Market Bankshares Corporation 2011 Stock Incentive Plan
333-113842	Form S-8	Union Bankshares Corporation Non-Employee Directors’ Stock Plan
333-113839	Form S-8	Union Bankshares Corporation 2003 Stock Incentive Plan
333-228455	Form S-8 via post-effective amendment to Form S-4	Access National Corporation 2017 Equity Compensation Plan and Access National Corporation 2009 Stock Option Plan

/s/ Ernst & Young LLP

Richmond, Virginia

February 26, 2026